PURCHASE AGREEMENT


	Panorama Trust (the "Trust"), a Massachusetts business trust and Pictet
International Limited (the "Purchaser") hereby agree as follows:


	1. The Trust hereby offers the Purchaser and the Purchaser hereby purchases
1,000 shares of beneficial interest (the "Shares") at $100.00 per share of the Trust's
Pictet Global Emerging Markets Fund (the "Fund"). The Shares are the "initial shares" of the Fund. The Purchaser hereby acknowledges receipt of a purchase confirmation reflecting the purchase of the Shares, and the Trust hereby acknowledges receipt from the Purchaser of funds in the amount of $100,000 in full payment for the Shares.

	2. The Purchaser represents and warrants to the Trust that the Shares purchased by the Purchaser are being acquired for investment purposes and not for the purpose of distribution.

	3. The Purchaser agrees that if it or any direct or indirect transferee of the
Shares held by the Purchaser redeems the Shares prior to the fifth anniversary of the date that the Trust begins its investment activities, the Purchaser will pay to the Trust an amount equal to the number resulting from multiplying the Trust's total unamortized organizational expenses by a fraction, the numerator of which is equal to the number of
Shares redeemed by the Purchaser or such transferee and the denominator of which is equal to the number of Shares outstanding as of the date of such redemption, as long as the administrative position of the staff of the Securities and Exchange Commission requires such reimbursement.

	4. The Trust represents that a copy of its Declaration of Trust, dated May 23,
1995, is on file in the Office of the Secretary of the Commonwealth of Massachusetts.

	5. This Agreement has been executed on behalf of the Trust by the undersigned officer of the Trust in his/her capacity as an officer of the Trust. The obligations of this Agreement shall be binding only upon the assets and property of the
Fund and not upon
the assets and property of any other fund of the Trust.

	6. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute only one instrument.



	IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the 26th day of September, 1995.


						PANORAMA TRUST

Attest:


Illegible 		  By:  /s/ Jean G. Pilloud

			Title:  Chairman, President and Trustee




			PICTET INTERNATIONAL LIMITED

Attest:

Illegible		 By:  /s/ James Crot  /s/ Jean-Pierre Gaudet

			Title:  James Crot         Jean-Pierre Gaudet
			        Vice-President     Assistant Secretary